UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

 Pursuant to section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 5, 2008

KENNETH COLE PRODUCTIONS, INC.

 (Exact name of registrant as specified in its charter)

New York

1-13082

13-3131650

(State or other jurisdiction of

(Commission

(IRS Employer

incorporation)

File Number)

Identification No)

603 West 50th Street, New York, NY 10019

(Address of principal executive offices)(Zip code)

Registrant’s telephone number, including area code (212) 265-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On August 5, 2008, Kenneth Cole Productions, Inc. (the “Company”) issued a press release announcing the Company’s results for the second quarter ended June 30, 2008.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1 Press Release dated August 5, 2008

Limitation on Incorporation by Reference

In accordance with General Instructions B.2 on Form 8-K, the information in this report (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.  The filing of this Current Report on Form 8-K is not an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kenneth Cole Productions, Inc.

Registrant

Dated:  August 6, 2008

By:      /s/ DAVID P. EDELMAN

Name: David P. Edelman

Title:   Chief Financial Officer

Exhibit Index

Description

Exhibit No.  99.1

Press Release dated August 5, 2008

Exhibit 99.1

Company Contact:	Investor Relations Contact:
David Edelman	James R. Palczynski
Chief Financial Officer	Principal
Kenneth Cole Productions, Inc.	Integrated Corporate Relations, Inc.
(212) 265-1500	(203) 682-8229

--Kenneth Cole Productions, Inc. Reports 2008 Second Quarter Results--

-- Reports 2Q EPS of $(0.11), In-Line with Guidance, Ahead of Consensus--

--Board Approves Quarterly Dividend of $0.09 per Share--

New York, New York, August 5, 2008 / PR Newswire – Kenneth Cole Productions, Inc. (NYSE: KCP) today reported financial results for the second quarter ended June 30, 2008.  The Company reported second quarter net revenues of $111.2 million and a loss per fully-diluted share of $(0.11), which was in-line with the Company’s most recent guidance, and slightly ahead of consensus.

Consumer Direct revenues for the quarter increased 4.2% to $43.0 million, reflecting a 1.3% comparable store sales gain, revenues associated with new stores and growth in internet retail.  Licensing revenues were off 3.3% to $10.3 million versus the prior year, with gains in many categories offset by the Company’s transition of men’s sportswear to a wholesale model.  The Company’s Wholesale business declined 13.7% to $57.9 million, primarily as a result of softness in the department store channel.

The Company’s second quarter gross margin was 41.4% versus the year-ago rate of 44.3%, again reflecting pressure from the tough market environment.  The Company noted that SG&A expenditures were approximately flat to the year-ago level.  SG&A as a percentage of revenues increased to 44.2% from 41.1% in the second quarter of 2007 due to deleveraging and increased costs associated with sportswear development.

The Company's consolidated inventories decreased 0.9% to $48.8 million at June 30, 2008.  Consumer Direct inventories increased 11.1% to $23.6 million to accommodate planned same store sales increases and new stores, while Wholesale inventories decreased by 9.9% to $25.2 million.

The Company’s balance sheet remains strong at June 30, 2008 with cash and cash equivalents of $72.9 million and no long-term debt.

Jill Granoff, Chief Executive Officer, said, "We have conducted an extensive analysis of the business and are enthusiastic about the Company’s opportunities to increase sales and profitability.  We are under-penetrated on a global basis with potential to grow across categories, geographies, and distribution channels.  Importantly, we continue to have the financial resources to pursue nearly any strategic path deemed appropriate.”

Kenneth Cole, Chairman and Chief Creative Officer, commented, “While we are not satisfied with our results we continue to make progress and believe we have significant near and long-term opportunities to improve our performance.  With the addition of Jill and our energized management team, we look forward to what lies ahead.”

The Company noted that it had repurchased 868,600 shares at an aggregate cost of $13.2 million under its share buyback program during the second quarter and currently 3.1 million shares remain available for repurchase under prior authorizations of the Company’s Board of Directors.  In addition, the Company announced that its board of directors had approved its quarterly dividend of $0.09 per share.  The dividend is payable on September 10, 2008 to shareholders of record as of August 21, 2008.

Also today, the Company issued financial guidance for the third fiscal quarter; the Company expects to report net revenues in the range of $125 million to $130 million and earnings per share of $0.07 to $0.09.

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, and accessories under the brand names Kenneth Cole New York; Kenneth Cole Reaction; Unlisted, a Kenneth Cole Production; and Tribeca, a Kenneth Cole Production, as well as footwear under the proprietary trademarks Gentle Souls and Le Tigre and under the licensed trademark Bongo.  It also designs, sources and markets men’s sportswear under the Kenneth Cole New York brand.

The Company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel as well as fragrances, timepieces, eyewear, and several other accessory categories.  The Company's products are distributed through department stores, better specialty stores, and company-owned retail stores as well as direct-to-consumer catalogs and e-commerce.  Further information can be found at http://www.kennethcole.com.

Forward Looking Statement Disclosure

The statements contained in this release, which are not historical facts, may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the Company's products, the ability to enter into new product license agreements or to renew or replace existing product licensee agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with retailers, licensees, vendors and other resources. The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Kenneth Cole Productions, Inc.

Unaudited

        Quarter Ended

                     Six Months Ended

(In thousands, except

per share and outstanding

share amounts)

	6/30/08	6/30/07	6/30/08	6/30/07

Net sales	$ 100,893	$ 108,337	$ 213,508	$ 228,205

Licensing and other revenue	10,258	10,612	20,140	20,082

Net revenue	$ 111,151	$ 118,949	$ 233,648	$ 248,287

Gross profit	46,044	52,725	96,271	105,279

Selling, gen’l & administrative	49,102	48,906	98,217	97,127

Operating (loss) income	(3,058)	3,819	(1,946)	8,152

Interest and other income	116	1,554	410	2,815

(Loss) Income before taxes	(2,942)	5,373	(1,536)	10,967

Income tax (benefit) expense	(890)	2,069	(291)	4,223

Net (loss) income	$(2,052)	$ 3,304	($ 1,245)	$ 6,744

Net (loss) income per share: Basic	$(0.11)	$0.16	($0.07)	$ 0.33

Net (loss) income per share: Diluted	$(0.11)	$0.16	($0.07)	$ 0.33

Average shares outstanding: Basic	18,583,000	20,225,000	18,954,000	20,152,000

Average shares outstanding: Diluted	18,583,000	20,566,000	18,954,000	20,480,000

Balance Sheet Data:	6/30/08	6/30/07
Cash & Cash Equivalents	$ 72,867	$ 107,467
Due from Factor/Accounts Receivable	38,459	45,809
Inventory	48,841	49,261
Total Assets	330,434	364,247
Working Capital	116,992	176,045
Accounts Payable & Accrued Expenses	37,755	31,741
Long-term Debt	0	0
Total Shareholders’ Equity	217,491	263,808